Exhibit 99.1

Sono-Tek Announces Second Quarter Results

(October 11, 2012 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,391,000 for the three months ended August 31, 2012, compared to sales of $3,150,000 for the prior year period, a decrease of $759,000 or 24%. During the current quarter, the Company experienced a decrease in its stent coating systems and robotic motion controlled coating systems, which were only partially offset by higher sales of SonoFlux units to the electronics industry when compared to the prior year. The lower overall sales figure is mainly due to uncertainty in Europe and China affecting sales in those regions, and is consistent with the experience of other reporting companies.

The Company reported net income of $59,735 for the three months ended August 31, 2012, compared to $437,526 for the prior year period, a decrease of $377,791. However, the Company’s gross profit margin remained healthy at 49% for the three months ended August 31, 2012. The current period reduction in net income was due to the decrease in overall sales levels, and has led to cost reductions to maintain profitability while the slowdown persists.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “This year continues to be one in which customers in some global locations are slower to place orders, due to uncertainty in their home economies. There has also been some reduction in our solar energy business, as governments reduce R&D funding. In response, we recently consolidated our management organization and reduced costs in case the current sales levels persist beyond this quarter. However, we are not reducing our efforts to create and sell new systems to additional market niches. Specifically, we have developed a new system for coating implantable balloon/catheter assemblies for introduction in the current quarter. We are also continuing development of systems for advanced display coatings, next generation fluxing techniques, and lower cost silicon solar coatings, which we hope will power our return to the previous growth track we have enjoyed.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

 This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; maintenance of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2012	2011	2012	2011

Net Sales	$5,230,809	$6,139,028	$2,391,107	$3,149,960

Gross Profit	$2,515,070	$3,111,544	$1,165,373	$1,678,447

Net Income	$70,836	$676,120	$59,735	$437,526

Basic Earnings Per Share	$0.00	$0.05	$0.00	$0.03

Diluted Earnings Per Share	$0.00	$0.05	$0.00	$0.03

Weighted Average Shares - Basic	14,466,892	14,441,921	14,472,849	14,442,211

Weighted Average Shares - Diluted	14,582,873	14,759,663	14,576,509	14,784,319